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                                                                 Exhibit 4a(iii)

                                                                  Execution Copy

                              TRANSACTION AGREEMENT

                               dated 20 March 2003

                                     between

InCentive Capital AG
c/o Bar & Karrer, Baarerstrasse 8,
CH-6301 Zug, Switzerland                                           ("InCentive")

                                       and

Smith & Nephew plc.
Heron House, 15 Adam Street,                              ("Smith & Nephew plc")
London WC2N 6LA, United Kingdom

                                       and

Meadowclean Limited
(to be renamed Smith & Nephew Group plc)            ("Smith & Nephew Group plc")
122 Moulin de la Ratte,
CH-1236 Cartigny, Geneva, Switzerland

                                    Regarding

             A Public Tender Offer to all Shareholders of InCentive

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WHEREAS:

(A) Smith & Nephew plc is an English company limited by shares with principal place of business in England whose ordinary share capital amounts to GBP 113,560,138.10, divided into 929,128,403 ordinary shares of 12 2/9 pence nominal value each, listed on the London Stock Exchange and, in the form of American Depositary Receipts, on the New York Stock Exchange.

(B) Centerpulse AG ("Centerpulse") is a Swiss company limited by shares with registered seat in Zurich whose share capital amounts to CHF 354,919,350, divided into 11,830,645 registered shares with a par value of CHF 30 each (the "Centerpulse Shares"), listed on the SWX Swiss Exchange and, in the form of American Depository Receipts, on the New York Stock Exchange.

(C) Desirous to combine their respective businesses, Centerpulse and Smith & Nephew plc and Smith & Nephew Group plc have agreed that Smith & Nephew plc, or Smith & Nephew Group plc, the proposed new holding company of Smith & Nephew, which will be a UK registered public company, resident in Switzerland, and listed on the London Stock Exchange and on the SWX Swiss Exchange, shall submit a public tender offer for all publicly held Centerpulse Shares on the terms and subject to the conditions of a transaction agreement of even date (the "Centerpulse Tender Offer"). Except where specifically otherwise provided, all references to "Smith & Nephew" in this Agreement therefore include Smith & Nephew plc and Smith & Nephew Group plc, and all references to "Smith & Nephew Shares" shall include the shares of Smith & Nephew plc listed on the London Stock Exchange or as appropriate the shares of Smith & Nephew Group plc to be listed on the London Stock Exchange and the SWX Swiss Exchange.

(D) InCentive, a Swiss company limited by shares with registered seat in Zug whose share capital amounts to CHF 42,944,040, divided into 2,147,202 fully paid-up bearer shares with a par value of CHF 20 each which are listed on the SWX Swiss Exchange (the "InCentive Shares"), holds, at the Signing Date, indirectly through its wholly-owned subsidiary InCentive Jersey Ltd., 13.14% of the Centerpulse Shares and rights to acquire further 5.77% of the Centerpulse Shares, all as set forth in Schedule (D).

(E) Concurrently with the Centerpulse Tender Offer, Smith & Nephew wishes to submit a public tender offer to all shareholders of InCentive, conditional upon com-

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       pletion (Zustandekommen) of the Centerpulse Tender Offer, and InCentive
       wishes to agree on certain covenants in respect of such public tender offer.

(F) "Zurich" Versicherungs-Gesellschaft, III Institutional Investors International Corp., Mr. Rene Braginsky and Mr. Hans Kaiser, the main shareholders of InCentive holding in the aggregate 1,650,190 InCentive Shares representing approximately 76.85% of the voting rights and capital stock of InCentive (collectively the "Shareholders"), have agreed to tender their InCentive Shares under the Public Tender Offer according to the terms and conditions of a tender agreement of even date (the "Tender Agreement").

NOW, THEREFORE, the Parties agree as follows:

1.     DEFINED TERMS

       As used in this Agreement, the capitalised terms shall have the meaning set forth in Schedule 1.

2.     PUBLIC TENDER OFFER

2.1.   The Offer

2.1.1. On the terms and subject to the conditions set forth in this Agreement, Smith & Nephew shall submit a public tender offer for all InCentive Shares which are presently issued and which may be issued from the Signing Date until the last day of the Statutory Extension Period other than any InCentive Shares held by InCentive itself or by any of its subsidiaries (the "Public Tender Offer").

2.1.2. Smith & Nephew shall publish the pre-announcement (Voranmeldung) relating to the Public Tender Offer, as contained in Schedule 2.1.2, (the "Pre-Announcement") in the electronic media on the Signing Date.

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2.2. The Offer Price

     (a) The offer price per InCentive Share to be offered by Smith & Nephew in the Public Tender Offer (the "Offer Price") shall be:

                                  -------------
                                      a + b
                                      -----
                                        c
                                  -------------

          where:

          a    is   the total amount of Smith & Nephew Shares and amount of cash that would be payable to InCentive under the Centerpulse
                    Tender Offer for the Centerpulse Shares held by InCentive
                    (the "Centerpulse Holding");

          b    is   the adjusted net asset value (positive or negative) of
                    InCentive as determined in accordance with Schedule 2.2(a)
                    (the "Adjusted NAV") calculated as at the last day of the Offer Period, but excluding the Centerpulse Holding, and attributing no value to any InCentive Shares held by InCentive or its subsidiaries (the "Treasury Shares"), as confirmed by InCentive's auditors;

          c    is   the total number of InCentive Shares in issue on the last
                    day of the Offer Period less the number of Treasury Shares on that date.

                    The consideration for each InCentive Share will consist of
                    (i) an element of Smith & Nephew shares and cash which will mirror the Centerpulse Holding; plus or minus (ii) the cash equivalent to the Adjusted NAV excluding the Centerpulse Holding. If the Adjusted NAV excluding the Centerpulse Holding is negative, then the cash element attributable to the Centerpulse Holding shall be reduced, pro tanto, and if after such reduction there is still a negative balance, the number of Smith & Nephew shares to be issued shall be reduced by a corresponding amount calculated by reference to the average closing prices of Smith & Nephew Shares of the fifth to the third Business Day prior to the Settlement Date.

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     (b)  The Offer Price shall be adjusted for any dilutive effects in respect of the InCentive Shares (to the extent they have not been reflected in the Adjusted NAV) or the Smith & Nephew Shares (save for shares issued for management options issued under the Smith & Nephew employee share schemes and disclosed in the Smith & Nephew financial statements for the financial year 2002), including dividend payments (save for dividends already declared by Smith & Nephew or an interim dividend thereafter declared by Smith & Nephew in the normal course), capital increases below market value, or the issuance of options (save for management options issued under the Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire InCentive shares or Smith & Nephew shares as the case may be.

     (c) Accepting InCentive shareholders under the Public Tender Offer and accepting Centerpulse shareholders under the Centerpulse Tender Offer (together the "Accepting Shareholders") may elect to take fewer Smith & Nephew Shares or more Smith & Nephew Shares than their basic entitlement under the relevant offer, but elections under both offers (taken together) to take more Smith & Nephew Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both offers (taken together) by Accepting Shareholders to take fewer Smith & Nephew Shares (together referred to as the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period.

     (d) Fractions of Smith & Nephew Shares shall not be allotted or issued to accepting InCentive shareholders but will be aggregated and sold in the market, and the net proceeds of sale shall be distributed on a pro rata basis to the

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          InCentive shareholders who accept the Public Tender Offer and are entitled to them.

     (e) The consideration payable for the Centerpulse Shares under the Centerpulse Tender Offer shall comprise for each Centerpulse Share:

          (i)  25.15 new Smith & Nephew Shares; and

          (ii) CHF 73.42 in cash.

2.3. Conditions of the Public Tender Offer

     The Public Tender Offer shall be subject to the fulfilment or waiver by Smith & Nephew of the conditions as set forth in the Pre-Announcement.

2.4. Implementation by Smith & Nephew of the Public Tender Offer

     Following the date of this Agreement, Smith & Nephew shall:

     (a) use commercially reasonable efforts to prepare and, each time within the statutory period of time, publish the prospectus (the "Offer Prospectus") and such other documents relating to the Public Tender Offer as are required by law (the "Offer Documents"), each time after having consulted with InCentive and its advisers and after having given InCentive and its advisers reasonable opportunity to review and comment on the Offer Documents; and

     (b) use commercially reasonable efforts that the conditions of the Public Tender Offer set forth in par. g) of the Pre-Announcement and the conditions of the Centerpulse Tender Offer set forth in the Centerpulse Pre-Announcement contained in Schedule 2.4(b) which are under control of Smith & Nephew are satisfied.

2.5. Secondary Listing of Smith & Nephew Shares

     Smith & Nephew shall use all reasonable efforts to procure that the Smith & Nephew Shares obtain a secondary listing on SWX Swiss Exchange as of the Settlement Date or as soon as possible thereafter.

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3.     OBLIGATIONS OF INCENTIVE IN RELATION TO THE PUBLIC TENDER OFFER

3.1.   Non-solicitation

3.1.1. InCentive agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Acquisition Transaction (as defined below). Except as otherwise contemplated by this Agreement, none of InCentive or its subsidiaries shall solicit or initiate any discussions or negotiations with any corporation, partnership, person or other entity or group (other than Smith & Nephew or any affiliate or associate of Smith & Nephew) concerning any merger, consolidation, business combination, liquidation, reorganisation, sale of substantial assets, sale of shares of capital stock or similar transaction involving InCentive or any subsidiary of InCentive or the Centerpulse Holding (each an "Acquisition Transaction"), provided that nothing contained in this
       Section 3.1 shall restrict InCentive's board of directors in taking and disclosing to InCentive's shareholders or any third parties or governmental or regulatory bodies a position with respect to an Acquisition Transaction initiated by a third party, or in making such other disclosure to InCentive's shareholders or any third parties or governmental or regulatory bodies which, as advised by outside counsel, is advisable under applicable law.

3.1.2. InCentive shall promptly advise Smith & Nephew of InCentive's receipt of any substantive proposal relating to an Acquisition Transaction and any substantive request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Transaction, the identity of the person making such Acquisition Transaction or request for information and the terms and, subject to applicable law and the requirements of any regulatory authorities, conditions of such Acquisition Transaction.

3.2.   No Acquisition and Disposal of Shares

       Unless Smith & Nephew shall have given its prior written consent or declared that the Public Tender Offer has failed, none of InCentive or its subsidiaries shall, after the Signing Date:

       (a) acquire any Centerpulse Shares or rights to acquire Centerpulse Shares other than through the exercise or termination of the Centerpulse options in accor-

                                      -7-

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            dance with Section 3.7 or, subject to Section 3.3, sell or otherwise dispose of any Centerpulse Shares or rights to acquire Centerpulse Shares, provided that InCentive shall have the right to procure that its subsidiaries transfer to it all Centerpulse Shares held by them;

       (b) acquire or sell any InCentive Shares or rights to acquire or sell InCentive Shares, provided that sales of treasury shares to non-related third parties shall be permitted; or

       (c) acquire any Smith & Nephew Shares or rights to acquire Smith & Nephew Shares except through the settlement of the Public Tender Offer.

3.3.   Tender of Centerpulse Shares

       In the event that, without the prior consent of Smith & Nephew, and to the extent that any of the following items cannot be or is not deducted in full in calculating the Adjusted NAV:

       (a) InCentive or any of its subsidiaries disposes of any of its Centerpulse Shares or enters into any derivative arrangement for the disposal of Centerpulse Shares, provided that InCentive shall have the right to procure that its subsidiaries transfer to it all Centerpulse Shares held by them; or

       (b) InCentive does not dispose of any of its material assets according to Section 3.9 and the Shareholders have not agreed with Smith & Nephew provisions as to an addition to the escrow referred to in the Tender Agreement and such other comfort, indemnity and hold harmless arrangements as Smith & Nephew shall reasonably request; or

       (c) InCentive has failed to enter into any termination agreements in respect of its asset management agreements; or

       (d) during the Offer Period not all of the bank guarantees (indemnity letters) and keep-well obligations issued by InCentive are terminated or InCentive has not otherwise been released of its obligations thereunder according to Section 3.10; or

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       (e)  the current members of the board of directors of InCentive have not resigned according to Section 3.7.1; or

       (f) the general meeting of InCentive has not passed the resolutions set forth in Section 3.7.2; or

       (g) during the Offer Period any of InCentive or the Shareholders or any person related with any of them pursuant to article 15 SESTO-FBC directly or indirectly purchases any Centerpulse Shares above the value of the offer price under the Centerpulse Offer at the time;

       then, and only then, InCentive shall, if required by Smith & Nephew, tender or procure that the banks tender pursuant to Section 3.4(c) and
       (d) the Centerpulse Shares held by it or them to Smith & Nephew pursuant to the Centerpulse Tender Offer.

3.4.   Share Deposit Confirmations

3.4.1. InCentive shall use best efforts to procure that each bank where the Centerpulse Shares held by InCentive are deposited delivers to Smith & Nephew, as soon as possible but not later than ten Business Days after the Signing Date, a confirmation in writing confirming that the Centerpulse Shares are deposited with such bank and shall remain deposited with such bank until the earlier of

       (a)  the Settlement Date; or

       (b) Smith & Nephew having declared that the Public Tender Offer has failed or lapsed; or

       (c) such bank having received joint written instructions from InCentive and Smith & Nephew to release such Centerpulse Shares; or

       (d) an instruction of an Expert (as defined in Section 3.4.2) having been delivered to such bank, accompanied by a copy of a letter by which such Expert is appointed either jointly by Smith & Nephew and InCentive or by the President of the Zurich Chamber of Commerce.

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3.4.2.   For the purpose of Section 3.4.1(d), the Parties shall within ten
         Business Days from the Signing Date agree on a fast track process and an expert who shall be a professional person (the "Expert") who is willing and able to render a decision within a time frame not exceeding five Business Days commencing no later than the 30th Business Day of the Offer Period which shall be, for the purposes of this Section 3.4, binding on the Parties. In default of agreement on the fast track process and the identity of the Expert within such ten Business Days period, the President of the Zurich Chamber of Commerce may be requested by either Party to appoint the Expert who shall determine the process and render a decision which shall be, for the purpose of this
         Section 3.4, binding upon the Parties.

3.5.     No Tender of InCentive Treasury Shares

         InCentive shall not tender any treasury InCentive Shares held by it or any of its subsidiaries under the Public Tender Offer and shall not dispose of any such shares.

3.6.     Report of InCentive's Board of Directors

         InCentive hereby confirms that its board of directors has, subject to the receipt of a fairness opinion, (i) determined that this Agreement and the transactions contemplated thereby are fair to, and in the best interests of, InCentive's shareholders, (ii) approved this Agreement and (iii) resolved unanimously to recommend acceptance of the Public Tender Offer in accordance with Article 29 (1) SESTA in a timely manner so that such report can be attached to the Offer Prospectus.

3.7.     Resignation of Board Members; Shareholders' Meeting

3.7.1. Subject to completion (Zustandekommen) of the Public Tender Offer and effective from the Settlement Date, InCentive shall procure that all members of InCentive's board of directors resign from InCentive's board of directors.

3.7.2. InCentive shall procure that a shareholders' meeting of InCentive is held during the Offer Period for the passing of the resolutions necessary for the satisfaction of the conditions precedent set forth in the conditions section of the Pre-Announcement and a resolution approving this Agreement and the transactions contemplated

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       thereby, in particular the conditional tender of Centerpulse Shares in accordance with Section 3.3 and the sale of subsidiaries.

3.8.   Exercise or Termination of Centerpulse Share Options

       InCentive shall exercise or terminate, as soon as reasonably possible after the Signing Date but in any event prior to the expiry of the Offer Period, the options on Centerpulse Shares set forth in Schedule (D), provided that such options may not be exercised or terminated if (i) the exercise or termination of such options would infringe, to the extent applicable, US laws and regulations, or (ii) Smith & Nephew would become required by law to increase the offer price under the Centerpulse Tender Offer or the Public Tender Offer as a result of the exercise or termination of such options.

3.9.   Divestiture of Certain Assets

       InCentive shall sell and transfer, effective prior to the expiry of the Offer Period, all its assets (including the shares of all its subsidiaries) other than (i) all Centerpulse Shares held by it on the Signing Date and acquired by it through the exercise or termination of the options according to Section 3.7 and (ii) cash. InCentive shall procure that:

       (a) any Centerpulse Shares or options on Centerpulse Shares held by any of its direct or indirect subsidiaries are transferred to InCentive prior to the disposal of such subsidiaries;

       (b) the consideration for such divestitures consists in cash and is paid, without any contingency or condition, by the respective buyer in full prior to the expiry of the Offer Period without there being any deferred component to be paid or collected after the expiry of the Offer Period; and

       (c) a fair and transparent sales process is conducted in respect of the private equity investments;

       (d) the sale and purchase agreements in relation to InCentive's direct or indirect subsidiaries and the sale and purchase agreements in relation to InCentive's

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       direct or indirect private equity interests, do not contain any representations or warranties or indemnities or other residual liabilities of InCentive.

3.10.  Termination of Certain Agreements

       InCentive shall terminate, or procure its release after the Signing Date from all material agreements to which it is a party, including bank guarantees (indemnities) and keep-well obligations and material agreements with, banks and asset managers. To the extent that payments have to be made under such agreements by InCentive after the expiry of the Offer Period, such future payments shall be taken into account in full in calculating the Adjusted NAV.

3.11.  Determination of the Adjusted NAV and Establishment of Interim Financials

       InCentive shall procure that the Adjusted NAV is determined according to
       Section 2.2 and that interim financial statements of InCentive as at the last day of the Offer Period are established, consisting of a balance sheet, profit and loss statements and notes (the "Interim Financials"), and that the determination of the Adjusted NAV by InCentive and its auditors PricewaterhouseCoopers and the Interim Financials are delivered to Smith & Nephew in a timely manner, i.e. on the second Business Day, after the expiry of the Offer Period in order to allow Smith & Nephew to publish the definite Purchase Price in the notification of the interim results of the Public Tender Offer by the fourth Business Day after the expiry of the Offer Period. InCentive shall procure that Ernst & Young, acting on behalf of Smith & Nephew, are given reasonable opportunity to participate in the preparation of the Interim Financials and the determination of the Adjusted NAV by InCentive and its auditors PricewaterhouseCoopers.

3.12.  Collection of Receivables

       InCentive shall use reasonable best efforts to collect any receivables prior to the expiry of the Offer Period.

3.13.  Further Undertakings by InCentive

       Prior to the expiry of the Offer Period, InCentive shall:

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       (a)  not issue any new shares or equity related financial instruments;
            and

       (b) comply with all disclosure and reporting obligations under the SESTA and the related ordinances;

       (c) provide in a timely manner the information required by Smith & Nephew in relation to the preparation of the Offer Documents.

3.14.  Tier I Test

       InCentive does not know, or have reason to know, that more than 10% of the outstanding InCentive Shares, after deducting from the outstanding amount any InCentive Shares held by InCentive or shareholders holding in excess of 10% of the outstanding InCentive Shares, are held by U.S. holders.

4.     CONDUCT OF BUSINESS BETWEEN THE SIGNING DATE AND THE SETTLEMENT DATE

       Except as otherwise contemplated by this Agreement, during the period from the Signing Date until the Settlement Date, each of InCentive and its subsidiaries and Smith & Nephew and its subsidiaries shall conduct their respective operations according to their ordinary and usual course of business and consistent with past practice and use all reasonable efforts consistent with prudent business practice to preserve intact the business organisation, to keep available the services of its and their current officers and key employees and to maintain existing relationships with those having significant business relationships with the respective party and its subsidiaries, in each case in all material respects.

5.     COVENANTS

5.1.   Merger and Other Filings

       Subject to the terms and conditions of this Agreement and to the fiduciary duties of the board of directors under applicable law as advised by legal counsel, InCen-

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       tive and Smith & Nephew shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including without limitation to make all national filings under applicable competition laws, to complete and make effective, as soon as practicable, the transactions contemplated by this Agreement.

5.2.   Notification of Certain Matters

       InCentive shall give prompt notice to Smith & Nephew, and Smith & Nephew shall give prompt notice to the InCentive, of any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.3.   Corporate Name, Trademarks and Domain Name "InCentive"

5.3.1. As from the Settlement Date, any rights to use the word or logo "InCentive" or any combination including the word or logo "InCentive" in connection with corporate names, trade names, trade and service marks, domain names, logos or otherwise shall be the sole and unrestricted property of InCentive Asset Management AG or any other company controlled by or under common control of Rene Braginsky. Any transfer by InCentive shall be effected without residual liabilities to InCentive.

5.3.2. Smith & Nephew shall procure that InCentive and its subsidiaries as soon as possible and in no event later than three months after the Settlement Date change their the corporate names, trade names, trade and service marks, domain names and logos so that they no longer include the word or logo "InCentive" or any combination containing the word or logo "InCentive" or any other word or words or logo or logos resembling the word or logo "InCentive". Subject to the first sentence of this Section 5.3.2, as from the Settlement Date, Smith & Nephew shall not use, and shall procure that InCentive and its subsidiaries cease and desist from using, the word or logo "InCentive" or any combination including the word or logo "InCentive" in any manner whatsoever in connection with corporate names, trade names, trade and service marks, domain names, logos or otherwise.

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6.     INDEMNITY

       In the event that InCentive or any of its subsidiaries acquires or agrees to acquire any Centerpulse Shares or any InCentive Shares or any rights to acquire Centerpulse Shares or InCentive Shares after the Signing Date and Smith & Nephew is, as a result of any such acquisition, required by law to increase the offer price under the Centerpulse Tender Offer or the Public Tender Offer, then InCentive shall indemnify Smith & Nephew for, and hold Smith & Nephew harmless from, any damages, loss, claims, cost and expenses (including reasonable attorney's fees and expenses) incurred or payable by Smith & Nephew as a result of such required offer price increase, provided that InCentive shall have the right to defend against such asserted obligation of Smith & Nephew to increase the offer price. Any such asserted obligation of Smith & Nephew shall be included as a liability in the calculation of the Adjusted NAV per InCentive Share pursuant to Section 2.2.

7.     TERMINATION

7.1.   By InCentive

       InCentive shall have the right to terminate this Agreement by notice to Smith & Nephew with immediate effect in any of the following events:

       (a)  The Pre-Announcement is not made according to Section 2.1.2.

       (b) In the circumstances envisaged by Section 3.2.3(c) of the Tender Agreement, after release of the InCentive Shares as set forth therein.

       (c) Any of the conditions of the Public Tender Offer is not satisfied or waived by Smith & Nephew according to the Pre-Announcement and the Offer Prospectus, as the case may be, or the Public Tender Offer is not successful for any other reason.

7.2.   By Smith & Nephew

       Smith & Nephew shall have the right to terminate this Agreement by notice to InCentive with immediate effect if (a) any of the conditions of the Public Tender Of-

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       fer is not satisfied or waived by Smith & Nephew according to the
       Pre-Announcement and the Offer Prospectus, (b) the Public Tender Offer fails for any other reason; or (c) there is a breach by InCentive of
       Section 3.2 hereof. Smith & Nephew shall have the right to terminate this Agreement partially if an event such as is set forth in Section 3.2 has occurred and Smith & Nephew is, as a result thereof, required by law to increase the offer price under the Centerpulse Tender Offer or the Public Tender Offer, to the extent necessary to avoid an obligation to increase the Offer Price pursuant to article 10 (6) TOO.

7.3.   Effect of Termination

       In the event of a termination by Smith & Nephew or InCentive, the provisions of this Agreement shall cease to have any effect except for the provisions of Section 8 and Section 9 which shall continue to be in effect for an indefinite period of time. Any such termination shall be without prejudice to the liabilities of any Party for breach of this Agreement prior to termination.

8.     MISCELLANEOUS

8.1.   Entire Agreement; Modifications

       Except for the confidentiality agreement executed in connection with and prior to this Agreement, this Agreement constitutes the entire agreement of the Parties concerning the object of this Agreement and supersedes all previous agreements or arrangements, negotiations, correspondence, undertakings and communications, oral or in writing. This Agreement including this Section shall be modified only by an agreement in writing executed by the Parties which shall explicitly refer to this Section.

8.2.   No Waiver

       The failure of either of the Parties to enforce any of the provisions of this Agreement or any rights with respect hereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by either Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

8.3.   Severability

       If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, unless this appears to be unreasonable for any of the Parties.

8.4.   Notices

       Any notice, request or instruction to be made under or in connection with this Agreement to InCentive shall be made to InCentive Asset Management AG who shall act as notification agent for InCentive under this Agreement. Any notice, request or instruction to be made under this Agreement shall be made in writing and be delivered by registered mail or courier or by facsimile (to be confirmed in writing delivered by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified according to this
       Section 8.4):

       (a)  If to Smith & Nephew:    Smith & Nephew plc.
                                     Attn. of Company Secretary
                                     Heron House
                                     15 Adam Street
                                     London WC2N 6LA
                                     United Kingdom
                                     Facsimile: +44 207 930 3353


       (b)  If to Smith & Nephew
            Group plc:               Smith & Nephew Group plc.
                                     Attn. of Company Secretary
                                     122 Moulin de la Ratte
                                     CH-1236 Cartigny, Geneva

                                    Switzerland

                                    with copies to:

                                    Smith & Nephew plc.
                                    Attn. of Company Secretary
                                    Heron House
                                    15 Adam Street
                                    London WC2N 6LA
                                    United Kingdom
                                    Facsimile: +44 207 930 3353

       (b)  If to InCentive:        InCentive Asset Management AG
                                    Todistrasse 36
                                    8002 Zurich
                                    Switzerland
                                    Facsimile: + 41 1 205 93 05

                                    with copies to:

                                    Lombard Odier Darier Hentsch & Cie
                                    Zurich Branch
                                    Attn. of Mr. Romeo Cerutti
                                    Sihlstrasse 20
                                    CH-8021 Zurich
                                    Switzerland
                                    Facsimile: +41 1 214 13 39

                                    Lenz & Staehelin
                                    Attn. of Mr. Rudolf Tschani
                                    Bleicherweg 58
                                    CH-8027 Zurich
                                    Switzerland
                                    Facsimile: +41 1 204 12 00

       Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Business Day on which it has been dispatched or the fax confirmation been received by the Party making such notice, request or instruction.

8.5.     Confidentiality and Press Releases

         Without the prior written consent of the other Party, either Party shall not disclose to any third party and keep in strict confidence this Agreement and its contents and shall not publish any press release or make any public announcement in respect of the transactions contemplated by this Agreement, unless any such disclosure, press release or public announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent permissible, consult with each other prior to any such disclosure).

8.6.     Assignment

         None of the Parties shall assign this Agreement or any rights or obligations under this Agreement to any third party without the prior written consent of all of the other Parties.

8.7.     Cost and Expenses; Taxes

         Subject to Section 8.7, each Party shall bear all cost, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement, provided that (a) Smith & Nephew shall bear and pay the Swiss securities transfer tax (Umsatzabgabe) and any transfer cost and expenses resulting from the transfer of InCentive Shares and Centerpulse Shares to Smith & Nephew or Smith & Nephew Shares to the Shareholders, and (b) the transaction cost and expenses incurred by InCentive shall be subtracted in calculating the Adjusted NAV.

8.8.     Break-up Fee

8.8.1. Smith & Nephew, and not, for the avoidance of doubt, in any circumstances, Smith & Nephew Group plc, shall pay to InCentive a lump sum cost reimbursement of CHF 4 million in the event that the Public Tender Offer is not successful for a reason attributable to (i) the failure of Smith & Nephew to publish the Pre-

         Announcement or any other material breach of this Agreement by Smith & Nephew, (ii) the contravention by Smith & Nephew of any applicable laws and regulations applying to the Public Tender Offer, or (iii) the non-satisfaction of the conditions listed in par. g) of the conditions section of the Pre-Announcement. The cost reimbursement is agreed for the sole purpose of compensating InCentive for frustrated actions and negotiation expenses and is not intended in any way whatsoever to coerce Smith & Nephew into completing the Public Tender Offer. Nothing contained in this Section 8.8.1 shall be deemed or construed to restrict the right of InCentive or the Shareholders to request specific performance or claim damages in excess of CHF 4 million.

8.8.2. InCentive shall pay to Smith & Nephew a lump sum cost reimbursement of CHF 4 million in the event that the Public Tender Offer is not successful for a reason attributable to (i) a material breach by InCentive of this Agreement, (ii) the contravention by InCentive of any applicable laws and regulations applying to the Public Tender Offer, or
         (iii) the non-satisfaction of the conditions listed in par. c) of the conditions section of the Pre-Announcement, or (iv) the successful completion of a competing public tender offer for InCentive Shares by a third party. The cost reimbursement is agreed for the sole purpose of compensating Smith & Nephew for frustrated actions and negotiation expenses. Nothing contained in this Section 8.8.2 shall be deemed or construed to restrict the right of Smith & Nephew to request specific performance or claim damages in excess of CHF 4 million.


9.       APPLICABLE LAW AND DISPUTE RESOLUTION

9.1.     This Agreement is subject to and governed by Swiss substantive law.

9.2. Any disputes arising out of or in connection with this Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, shall be finally resolved to the exclusion of the ordinary courts by a three-person arbitral tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce. The arbitration shall be conducted in English and the place of arbitration shall be Zurich.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.


Smith & Nephew plc


/s/ Christopher J. O'Donnell        /s/ Peter Hooley
------------------------------      ---------------------------------------

Name: Christopher J. O'Donnell      Name: Peter Hooley
     -------------------------           ----------------------------------

Title: Chief Executive              Title: Finance Director
      ------------------------            ---------------------------------


Meadowclean Limited


/s/ Antoine Vidts                   /s/ Pierre-Andre Chapatte
------------------------------      ---------------------------------------

Name: Antoine Vidts                 Name: Pierre-Andre Chapatte
     -------------------------           ----------------------------------

Title: Director                     Title: Director
      ------------------------            ---------------------------------


InCentive Capital AG


/s/ Eric Stupp                      /s/ Thomas Wyler
------------------------------      ---------------------------------------

Name: Eric Stupp                    Name: Thomas Wyler
     -------------------------           ----------------------------------

Title: Director                     Title: Member of the Management Board
      ------------------------            ---------------------------------

                                  Schedule (D)

                       CENTERPULSE SHARES AND CALL OPTIONS
             ON CENTERPULSE SHARES OF INCENTIVE AT THE SIGNING DATE

As of the Signing Date, InCentive holds Centerpulse Shares and Centerpulse Share Options as follows:


Mango Shares:

-------------------------------------
  No. of Shares           %
-------------------------------------
      1,554,577            13.140
-------------------------------------


Call Options on Mango Shares:

------------------------------------------------------------------------------------------------------------
  Counter-party     No. of Options     Strike Price (CHF)      Expiry      No. of Mango Shares       %
------------------------------------------------------------------------------------------------------------
UBS                          200,000                  200.00   04/10/2003                 200,000      1.69
------------------------------------------------------------------------------------------------------------
ABN                           80,000                  195.00   04/10/2003                  80,000      0.68
------------------------------------------------------------------------------------------------------------
ABN                          160,000                  215.00   04/10/2003                 160,000      1.35
------------------------------------------------------------------------------------------------------------
Credit Suisse                100,000                  220.00   04/10/2003                 100,000      0.85
------------------------------------------------------------------------------------------------------------
LBF                           38,000                  240.00   05/15/2003                  38,000      0.32
------------------------------------------------------------------------------------------------------------
ABN                          105,000                  230.00   05/21/2003                 105,000      0.89
------------------------------------------------------------------------------------------------------------
Total                        683,000                                                      683,000      5.77
------------------------------------------------------------------------------------------------------------

Aggregate:

                  -------------------------------------------
                         No.                   %
-------------------------------------------------------------
Shares:                    1,554,577                  13.140
-------------------------------------------------------------
Options:                     683,000                   5.773
-------------------------------------------------------------
Total:                     2,237,577                  18.913
-------------------------------------------------------------

                                   Schedule 1

                                  DEFINED TERMS

The capitalised terms used in the Agreement shall have the meaning ascribed to them in this Schedule 1.

       "Accepting Shareholders" shall have the meaning set forth in Section 2.2.

       "Acquisition Transaction" shall have the meaning set forth in Section
       3.1.

       "Adjusted NAV" shall have the meaning set forth in Section 2.2.

       "Available Shares" shall have the meaning set forth in Section 2.2.

       "Agreement" shall mean this agreement including all Schedules.

       "Business Day" shall mean a day on which SWX Swiss Exchange is open for normal trading.

       "Centerpulse" shall have the meaning set forth in Recital (B).

       "Centerpulse Holding" shall have the meaning set forth in Section 2.2.

       "Centerpulse Pre-Announcement" shall mean the pre-announcement in respect of the Centerpulse Tender Offer contained in Schedule 2.4(b).

       "Centerpulse Shares" shall have the meaning set forth in Recital (B).

       "Centerpulse Tender Offer" shall have the meaning set forth in Recital
       (C).

       "CHF" shall mean Swiss Francs, being the lawful currency of Switzerland.

       "CO" shall mean the Swiss Code of Obligations (Obligationenrecht) of 30 March 1911, as amended.

       "Excess Shares" shall have the meaning set forth in Section 2.2.

       "Expert" shall have the meaning set forth in Section 3.4.2.

       "GBP" shall mean British Pound Sterling, being the lawful currency of the United Kingdom.

       "HK" shall mean Hans Kaiser.

       "III" shall mean III Institutional Investors International Corp.

       "InCentive" means InCentive Capital AG, as set out on the cover page of the Agreement and in Recital (D).

       "InCentive Shares" shall have the meaning set forth in Recital (D).

       "Interim Financials" shall have the meaning set forth in Section 3.11.

       "Offer Documents" shall have the meaning set forth in Section 2.4(a).

       "Offer Period" shall mean the period during which the Public Tender Offer is open for acceptance by the InCentive shareholders according to article 14 (3) and (4) TOO (Angebotsfrist), excluding, for the avoidance of doubts, the Statutory Extension Period (Nachfrist).

       "Offer Price" shall have the meaning set forth in Section 2.2.

       "Offer Prospectus" shall have the meaning set forth in Section 2.4(a).

       "Party" shall mean any of, and "Parties" shall mean all of, the parties listed on the cover sheet of this Agreement.

       "Pre-Announcement" shall have the meaning set forth in Section 2.1.2.

       "Public Tender Offer" shall have the meaning set forth in Section 2.1.1.

       "RB" shall mean Rene Braginsky.

       "Representatives" shall mean RB and HK in their capacity as members of the board of directors of InCentive.

     "Schedule" shall mean each schedule attached to this Agreement.

     "Section" shall mean a section of this Agreement.

     "SESTA" shall mean the Stock Exchange and Securities Trading Act (Bundesgesetz uber die Borsen und den Effektenhandel) of 24 March 1995, as amended.

     "SESTO-FBC" shall mean the Stock Exchange and Securities Trading Ordinance of the Federal Banking Commission (Borsenverordnung-EBK) of 25 June 1997, as amended.

     "Settlement Date" shall mean the day on which the Public Tender Offer is settled (vollzogen) for the first time.

     "Shareholder" shall mean any of, and "Shareholders" shall mean all of, RB, HK, Z and III.

     "Signing Date" shall mean the date of this Agreement.

     "Smith & Nephew" shall mean Smith & Nephew plc. or Smith & Nephew Group plc., as set out on the cover page of this Agreement and in Recitals (A) and (C).

     "Smith & Nephew Shares" shall have the meaning set forth in Recital (C).

     "Statutory Extension Period" shall mean the additional acceptance period of 10 Business Days following completion (Zustandekommen) of the Public Tender Offer according to article 14 (5) TOO (Nachfrist).

     "Tender Agreement" shall have the meaning set forth in Recital (F).

     "TOO" shall mean the Takeover Ordinance of the Takeover Commission (Verordnung der Ubernahmekommission uber offentliche Kaufangebote) of 21 July 1997, as amended.

     "Treasury Shares" shall have the meaning set forth in Section 2.2.

     "Z" shall mean "Zurich" Versicherungs-Gesellschaft.

                                 Schedule 2.1.2

                                PRE-ANNOUNCEMENT

                                  See attached.

                                                                  Schedule 2.1.2

Pre-annoucement of 20 March 2003
Translated from German

[SMITH & NEPHEW LOGO]

Pre-announcement of the Public Tender Offer

by

Smith & Nephew plc, London, UK

(Smith & Nephew plc will launch the public tender offer through a new parent company of Smith & Nephew plc to be listed on the London Stock Exchange and the SWX Swiss Exchange. Smith & Nephew plc will guarantee and be fully liable for the obligations of the offeror)

for all the publicly held

Bearer Shares of InCentive Capital AG, Zug, with a nominal value of CHF 20

Introduction

Smith & Nephew plc ("Smith & Nephew") intends to launch a public tender offer (the "InCentive Offer") on or about 16 April 2003 in accordance with art. 22 et seq. of the Federal Act on Stock Exchanges and Securities Trading for all of the publicly held bearer shares in InCentive Capital AG ("InCentive") with a nominal value of CHF 20 each ("InCentive Shares").

Current Situation

On 20 March 2003, Smith & Nephew and Centerpulse AG, Zurich, ("Centerpulse") entered into a transaction agreement (the "Centerpulse Transaction Agreement") in which they agreed to combine their businesses to create a leading global orthopaedics company. Under the Centerpulse Transaction Agreement, Smith & Nephew has undertaken to achieve this combination by way of a share and cash offer (the "Centerpulse Offer") for all publicly held registered shares in Centerpulse with a nominal value of CHF 30 each (the "Centerpulse Shares") by Smith & Nephew.

Smith & Nephew has today released a separate pre-announcement relating to the Centerpulse Offer.

InCentive is the largest shareholder of Centerpulse and holds, or has the right to hold (after the exercise of its call options and lapse of related put options), approximately 18.9% of the share capital of Centerpulse. On 20 March 2003, Smith & Nephew and InCentive entered into a transaction agreement (the "InCentive Transaction Agreement"). Under the InCentive Transaction Agreement, Smith & Nephew has undertaken to aquire, inter alia, InCentive's 18.9% interest in Centerpulse by way of a share and cash offer for InCentive through Smith & Nephew Group plc, the proposed new holding company of Smith & Nephew, which will be a UK registered public company, resident in Switzerland, and listed on the London Stock Exchange, with a secondary listing on the SWX Swiss Exchange. All references to Smith & Nephew in this pre-announcement therefore include Smith & Nephew Group plc or mean Smith & Nephew Group plc if the context so requires.

On the same date, Smith & Nephew entered into a tender agreement (the "Tender Agreement") with the principal shareholders of InCentive, namely Zurich Insurance Company, III Institutional Investors Corp., Mr. Rene Braginsky and Mr. Hans Kaiser (the "Principal Shareholders"), who together hold approximately 77% of InCentive's share capital. Under this Tender Agreement, the Principal Shareholders have irrevocably undertaken, inter alia, to tender their InCentive Shares under the InCentive Offer.

Offer Price

The offer price for each InCentive Share shall be a + b where:
                                                  -----
                                                    c

a
=
the total amount of Smith & Nephew shares (the "Smith & Nephew Shares") and amount of cash that would be payable under the Centerpulse Offer for the Centerpulse Shares held by InCentive (the "Centerpulse Holding");

b
=
the adjusted net asset value (positive or negative) of InCentive (the "Adjusted NAV") calculated as at the last day of the InCentive Offer period but excluding the Centerpulse Holding and attributing no value to any InCentive Shares held by InCentive or its subsidiaries (the "Treasury Shares"), as confirmed by InCentive's auditors;

c
=
the total number of InCentive Shares in issue on the last day of the InCentive Offer period less the number of Treasury Shares on that date.

The consideration for each InCentive Share will consist of (i) an element of Smith & Nephew Shares and cash which will mirror InCentive's Centerpulse Holding; plus or minus (ii) the cash attributable to Adjusted NAV of InCentive excluding the Centerpulse Holding. If the Adjusted NAV is negative, then the cash element attributable to the Centerpulse Holding shall be reduced, pro tanto, and if after such reduction there is still a negative balance, the number of Smith & Nephew Shares to be issued shall be reduced by a corresponding amount.

The offer price will be adjusted for any dilutive effects in respect of the InCentive Shares (to the extent they have not been reflected in the Adjusted
NAV) or the Smith & Nephew Shares (save for shares issued for management options issued under the Smith & Nephew employee share schemes and disclosed in the Smith & Nephew financial statements for the financial year 2002), including dividend payments (save for dividends already declared by Smith & Nephew or an interim dividend hereafter declared by Smith & Nephew in the normal course consistent with past practice), capital increases below market value, or the issuance of options (save for management options issued under the Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire InCentive Shares or Smith & Nephew Shares as the case may be.

The consideration payable for the Centerpulse Shares under the Centerpulse Offer pre-announced today by Smith & Nephew comprises for each Centerpulse registered share with a nominal value of CHF 30:

..    25.15 Smith & Nephew Shares; and
..    CHF 73.42 in cash

Mix and Match

Accepting InCentive shareholders under the InCentive Offer and accepting Centerpulse shareholders under the Centerpulse Offer (together the "Accepting Shareholders") may elect to take fewer Smith & Nephew Shares or more Smith & Nephew Shares than their basic entitlement under the relevant Offer, but elections under both Offers (taken together) to take more Smith & Nephew Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both Offers (taken together) by Accepting Shareholders to take fewer Smith & Nephew Shares (together referred to as the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period.

Offer Period

The offer prospectus for the InCentive Offer is likely to be published on or about 16 April 2003.

It is intended that the InCentive Offer will remain open for 40 trading days, i.e. probably from 16 April 2003 until 4pm CET on 17 June 2003. Smith & Nephew reserves the right to extend the offer period beyond 40 trading days with the prior approval of the Swiss Takeover Board.

Conditions

The InCentive Offer is expected to be subject to the following conditions:

a) All conditions of the Centerpulse Offer having been satisfied or waived by Smith & Nephew.

b)   The General Meeting of InCentive shareholders having:

     i) received the resignation of all current members of InCentive's board of directors or required these to resign and elected the persons proposed by Smith & Nephew as new members of the board of directors, subject to all other conditions to this offer being accepted or waived by Smith & Nephew; and

     ii) to the extent required approved the InCentive Transaction Agreement and the actions contemplated thereunder.

c) Smith & Nephew having received valid acceptances for at least 80% of the InCentive Shares outstanding at the expiry of the (possibly extended) offer period.

d) No court or regulatory authority having issued a decision or an order which prohibits the InCentive Offer or its completion or renders this offer or its completion unlawful.

e) InCentive or any of its subsidiaries not having disposed, or agreed to dispose (including acceptance of any offer), of any Centerpulse Shares held by it or its subsidiaries and not having become obliged to do so, save for any such transfer within the InCentive group.

f) Until the end of the (possibly extended) offer period no litigation proceedings having been initiated against InCentive and its subsidiaries which have not been made public prior to the date hereof and which are neither insured nor provisioned for in the consolidated balance sheet of InCentive and whose amount in dispute is in excess of CHF 35 million in the aggregate.

g) The General Meetings of Smith & Nephew shareholders having passed the necessary resolutions to effect a Court Scheme under which Smith & Nephew will become a wholly owned subsidiary of Smith & Nephew Group plc, and the Court Scheme having become effective.

Smith & Nephew reserves the right to waive one or more of the conditions set out above other than condition g), either in whole or in part, and to withdraw the InCentive Offer if one or more of the above conditions is not met.

Restrictions

General

This offer will not be made in any country where such offer would be considered illegal or would otherwise violate any applicable law or regulation or where Smith & Nephew may be obliged to change the terms of the offer, to file an additional application with any authorities or other institutions or to undertake additional measures in relation to this offer. It is not foreseen to extend the offer to such jurisdictions. Documents in relation to this transaction must not be distributed in such jurisdictions or sent to such jurisdictions. Persons in such jurisdictions must not use these documents for marketing purposes for sales of shares of InCentive.

US Sales Restrictions

This offer will not be made in or into the United States of America and may only be accepted outside the United States of America. Accordingly, copies of this pre-announcement are not being made and should not be mailed or otherwise distributed or sent in or into or from the United States of America and persons receiving this pre-announcement (including custodians, nominees and trustees) must not distribute or send them into or from the United States of America.

Information

Detailed information on the InCentive Offer is expected to be published on or about 16 April 2003 in the same media.

Identification

                                        Securities No.  ISIN           Bloomberg

Bearer shares InCentive Capital AG      286089          CH0002860895   INC SW
Registered shares Smith & Nephew plc    922320          GB0009223206   SN LN
Registered shares Centerpulse AG        654485          CH0006544859   CEPN SW


For the bank entrusted with the technical execution of the offer:
Lombard Odier Darier Hentsch & Cie.


[LOGOS LAZARD AND LODH]

                                  Schedule 2.2.(a)

                        DETERMINATION OF THE ADJUSTED NAV

The Adjusted NAV shall be determined according to this Schedule:

1. Except as otherwise set forth in this Schedule, the Adjusted NAV shall be determined and calculated by applying the methods and principles that were applied by InCentive in determining its net asset value prior to the Signing Date on a consistent basis.

2. The Adjusted NAV shall be net of the impact of any distributions (Ausschuttungen), if any, per InCentive Share made by InCentive from the Signing Date until the Settlement Date.

3. All and any transaction costs payable by InCentive in connection with the Agreement or the transactions contemplated by the Agreement shall be deducted from the Adjusted NAV.

4. Treasury Shares shall not be taken into account in calculating the Adjusted NAV.

5. For the avoidance of doubt, the value of Centerpulse Shares is excluded from the definition of the Adjusted NAV and is accordingly not included in the calculation of the Adjusted NAV.

6. A liability of InCentive under section 6 of the Transaction Agreement shall be included as a liability in the determination of the Adjusted NAV.

                                  Schedule 2.4.(b)

                          CENTERPULSE PRE-ANNOUNCEMENT

                                  See attached.

                                                                 Schedule 2.4(b)

   [SMITH & NEPHEW LOGO]

   -----------------------------------------------------------------------------
   20 March 2003

   Pre-announcement of the Public Tender Offer (Translation from German)

   By

   Smith & Nephew plc, London, UK

   (Smith & Nephew plc will launch the public tender offer through a new parent company of Smith & Nephew plc to be listed on the London Stock Exchange and the SWX Swiss Exchange. Smith & Nephew plc will guarantee and be fully liable for the obligations of the offeror)

   for all the publicly held

   Registered Shares of Centerpulse AG, Zurich, with a nominal value of CHF 30 each

   INTRODUCTION

   Smith & Nephew plc ("Smith & Nephew") intends to launch a public tender offer (the "Centerpulse Offer") on or about 16 April 2003 in accordance with art. 22 et seq. of the Federal Act on Stock Exchanges and Securities Trading for all of the publicly held registered shares in Centerpulse AG ("Centerpulse") with a nominal value of CHF 30 each.

   The Centerpulse Offer will be made available to all shareholders on substantially the same terms and conditions but for regulatory reasons will take the form of (a) a public public tender offer in Switzerland applicable to all holders of Centerpulse shares not located in the United States in accordance with the Swiss Stock Exchanges and Securities Trading Act ("SESTA") and its implementing rules and regulations; and (b) a public tender offer in the United States (the "US Offer") applicable only to holders of Centerpulse shares (including the Centerpulse shares represented by American Depositary Shares, "ADSs") located in the United States in accordance with the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended.

   CURRENT SITUATION

   On 20 March 2003, Smith & Nephew and Centerpulse entered into a transaction agreement (the "Transaction Agreement") in which they agreed to combine their businesses to create a leading global orthopaedics company. Under this Transaction Agreement, Smith & Nephew has undertaken to achieve this combination by way of a share and cash offer for Centerpulse by Smith & Nephew through Smith & Nephew Group plc, the proposed new holding company of Smith & Nephew, which will be a UK registered public company, resident in Switzerland, and listed on the London Stock Exchange, with a secondary listing on the SWX Swiss Exchange. All references to Smith & Nephew in this pre-announcement therefore include Smith & Nephew Group plc or mean Smith & Nephew Group plc if the context so requires.

   At the same time, Smith & Nephew entered into a separate transaction agreement with InCentive Capital AG ("InCentive"). Under this transaction agreement, Smith & Nephew has undertaken to procure that Smith & Nephew Group plc launches a public tender offer (the "InCentive Offer") on or about 16 April 2003 for all outstanding bearer shares in InCentive.

   InCentive, an investment company listed on the SWX Swiss Exchange, holds, or has the right to hold (after the exercise of its call options and lapse of related put options), approximately 18.9% of the share capital of Centerpulse. Shareholders representing 77% of InCentive's issued share capital have given irrevocable undertakings to accept the InCentive Offer. InCentive's portfolio is currently being rationalised so as to comprise Centerpulse shares and cash, and the terms of the InCentive Offer will be such that in respect of its holding in Centerpulse they will reflect the terms of Smith & Nephew's offer for Centerpulse itself. InCentive shareholders will, therefore, not receive a premium for the Centerpulse shares held by InCentive in relation to the other Centerpulse shareholders.

   Smith & Nephew has today released a separate pre-announcement relating to the InCentive Offer.

   OFFER PRICE

   The price offered for each Centerpulse registered share with a nominal value of CHF 30 comprises:

   .  25.15 Smith & Nephew shares; and

   .  CHF 73.42 in cash

   The offer price will be adjusted for any dilutive effects in respect of the Centerpulse shares or the Smith & Nephew shares (save for shares issued for management options issued under the Centerpulse or Smith & Nephew employee share schemes and disclosed in the Centerpulse or Smith & Nephew financial statements for the financial year 2002), including dividend payments (save for dividends already declared by Smith & Nephew or an interim dividend hereafter declared by Smith & Nephew in the normal course consistent with past practice), capital increases below market value, or the issuance of options (save for management options issued under the Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Centerpulse shares or Smith & Nephew shares as the case may be.

   Mix and Match

   Accepting Centerpulse shareholders under the Centerpulse Offer and accepting InCentive shareholders under the InCentive Offer (together the "Accepting Shareholders") may elect to take fewer Smith & Nephew shares or more Smith & Nephew shares than their basic entitlement under the relevant Offer, but elections under both Offers (taken together) to take more Smith & Nephew shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both Offers (taken together) by Accepting Shareholders to take fewer Smith & Nephew shares (together referred to as the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period

   OFFER PERIOD

   The offer prospectus for the Centerpulse Offer is likely to be published on or about 16 April 2003.

   It is intended that the Centerpulse Offer will remain open for 40 trading days, i.e. probably from 16 April 2003 until 4pm CET on 17 June 2003. Smith & Nephew reserves the right to extend the offer period - with the prior approval of the Swiss Takeover Board - beyond 40 trading days.

   CONDITIONS

   The Offer is expected to be subject to the following conditions:

   1. The General Meetings of Smith & Nephew shareholders having:

      a. approved the transactions contemplated by the Centerpulse Transaction Agreement; and

      b. passed the necessary resolutions to effect a Court Scheme under which Smith & Nephew will become a wholly owned subsidiary of Smith & Nephew Group plc and the Court Scheme having become effective.

   2. The Smith & Nephew shares to be issued in connection with the Centerpulse Offer having been admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange plc and the listing of the additional ADSs of Smith & Nephew on the New York Stock Exchange to be issued in connection with the US Offer having been approved.

   3. All competent EU, US and other foreign authorities having approved and/or granted clearance of the acquisition of Centerpulse without a party being required to meet any condition or requirement giving rise to (a) costs and/or loss of earnings before interest, tax and amortisation ("EBITA") in excess of CHF 23 million in the aggregate; or (b) a decrease in consolidated turnover of CHF 75 million in the aggregate of the combined group. In addition, no other orders or directions by any court or other authority prohibiting the completion of the Centerpulse Offer having been issued.

   4. The Registration Statement on Form F-4 to be filed by Smith & Nephew with the Securities and Exchange Commission ("SEC") in connection with the US Offer (the "Registration Statement") having become effective in accordance with the provisions of the US Securities Act; no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

   5. Smith & Nephew having received valid acceptances for at least 75% of the total number of the Centerpulse shares outstanding (including Centerpulse shares represented by ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the (possibly extended) offer period.

   6. Three of Centerpulse's current board members having resigned from Centerpulse's board of directors subject to completion of the Centerpulse Offer, and the other board members having entered into a fiduciary arrangement with Smith & Nephew covering the period until a Centerpulse

      General Meeting will have resolved to elect the persons proposed by Smith & Nephew to the board of directors of Centerpulse, subject to completion of the Centerpulse Offer.

   7. Centerpulse until the end of the (possibly extended) offer period
      (save for extensions beyond the statutory 40 day trading period solely as a result of the Court Scheme not having become effective) not having:

      a. become subject to a mandated recall for a product, the consolidated turnover of which product family exceeded CHF 75 million in Centerpulse's consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by Smith & Nephew with the consent of Centerpulse (the "Expert"), likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million; or

      b. suffered a disablement of its manufacturing facilities in Winterthur or Austin having resulted, or, according to the opinion of the Expert, likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million.

   Smith & Nephew reserves the right to waive one or more of the conditions set out above (other than condition 1, 2, 3 as to the requirement to obtain merger approval as such and 4) either in whole or in part, or to withdraw the Centerpulse Offer if one or more of the above conditions is not met.

   SALES RESTRICTIONS

   This pre-announcement is not being made, directly or indirectly, in or into, or by use of the mails or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of, Canada, Australia or Japan. Accordingly, copies of this document and any related documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from, Canada, Australia or Japan and persons receiving this document and any related documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from, Canada, Australia or Japan.

   Relevant clearances have not been, nor will they be, obtained from the securities commission of any province or territory of Canada; no prospectus will be lodged with, or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance; and the new Smith & Nephew shares will not be registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of Canada, Australia or Japan. Accordingly, the new Smith & Nephew shares may not (unless an exemption under relevant securities laws is applicable) be offered, sold, resold or delivered, directly or indirectly in or into Canada, Australia or Japan or any other jurisdiction as to do so may constitute a violation of the relevant laws of, or require registration thereof in such jurisdiction or to, or for the account or benefit of, a person in or resident in Canada, Australia or Japan.

   Any offer in the United States will only be made through a prospectus which is part of a registration statement on Form F-4 to be filed with the SEC. Centerpulse shareholders who are US persons or are located in the United States are urged to carefully review the registration statement on Form F-4 and the prospectus included therein, the Schedule TO and other documents relating to the Centerpulse Offer that will be filed by Smith & Nephew with the SEC because these documents will contain important information relating to the Centerpulse Offer. You are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Centerpulse relating to the Centerpulse Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by Smith & Nephew and Centerpulse with the SEC, at the SEC's Web site at www.sec.gov. Once the registration statement on Form F-4, as well as any documents incorporated by reference therein, the Schedule TO and the Schedule 14D-9 are filed with the SEC, you will also be able to inspect and copy these documents at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

   INFORMATION

   Detailed information on the Centerpulse Offer is expected to be published on or about 16 April 2003 in the same media.

   IDENTIFICATION


                                      SECURITIES NO.
                                           ISIN
                                         BLOOMBERG

   .  Registered share of Centerpulse AG

                                          654485
                                       CH0006544859
                                          CEPN SW

   .  Registered share of Smith & Nephew plc

                                          922320
                                       GB0009223206
                                           SN LN

   .  Bearer share of InCentive Capital AG

                                          286089
                                       CH0002860895
                                          INC SW

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